Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

LF USA INC.,

AS BUYER,

HAMPSHIRE DESIGNERS, INC.,

AS SELLER

AND

HAMPSHIRE GROUP, LIMITED,

AS PARENT

DATED AS OF MAY 5, 2011

TABLE OF CONTENTS

i

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is executed as of May 5, 2011, by and among LF USA INC., a Delaware corporation (“Buyer”), HAMPSHIRE DESIGNERS, INC., a Delaware corporation (“Seller” or “HDI”) and HAMPSHIRE GROUP, LIMITED, a Delaware corporation (“Parent”, and together with Seller, the “Hampshire Parties” and each, a “Hampshire Party”).  Buyer and the Hampshire Parties are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

A.           Parent, directly and via its subsidiary HDI owns and operates a women’s division, comprised of the women’s knitwear business, known as “Hampshire Designers” offering sweaters and knit tops for women under brands including Designers Originals®, Hampshire Studio®, Mercer Street Studio®, and Spring+Mercer®, as well as under private labels and proprietary programs as described in Parent’s fiscal year 2010 Annual Report on Form 10-K (the “Business”); and

B.           Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain of the assets of the Business, upon the terms and conditions set forth herein.

Accordingly, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                      Definitions.  For purposes of this Agreement:

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Inventory” means inventories owned by Seller used in connection with the Business, customer returns and Finished Goods inventory, excluding, however, Goods-In-Transit.  Schedule 2.1(a) sets forth a list of the Acquired Inventory used in connection with the Business as of the date hereof.

“Acquired Purchase Orders” means all customer purchase orders relating to the Business set forth on Schedule 1.1-A.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocation” has the meaning set forth in Section 2.9.

“Assigned Intellectual Property” means the Business Intellectual Property to be assigned to Buyer pursuant to the Intellectual Property Assignments, identified as such on Schedule 4.5(a).

“Assumed Contracts” means the contracts and agreements of Seller relating to the Business set forth on Schedule 1.1-B, including the Assumed Purchase Contracts.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Purchase Contracts” means all outstanding orders for shipments of goods relating to the Business in the manufacturing process or to be manufactured for which title has not yet transferred to Seller set forth on Schedule 1.1-C.

“Audit Period” has the meaning set forth in Section 2.7(b).

“Benefits Plan” has the meaning set forth in Section 4.11.

“Bill of Sale” has the meaning set forth in Section 3.2(a).

“Books and Records” means all books and records used by the Hampshire Parties primarily in connection with, or relating to, the Acquired Assets or used exclusively in connection with the Business, including without limitation invoices, credit records, all customer lists and records in any form, whether of past or present customers or potential future customers, supplier lists and records, price lists, purchasing materials and records, manufacturing and quality control records and procedures, vendor manuals and correspondence, with customers or factories, including confidential or proprietary information in any case, to the extent primarily related to the Acquired Assets, other than Excluded Books and Records.

“Business” has the meaning set forth in the recitals hereto.

“Business Contracts” has the meaning set forth in Section 4.6(a).

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are not required to close in the State of New York.

“Business Intellectual Property” means any Intellectual Property owned, used or held for use in operation of the Business as listed on Schedule 4.5(a).

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Charges” has the meaning set forth in Section 2.8.

“Buyer Designee” has the meaning set forth in Section 9.6.

“Buyer Documents” has the meaning set forth in Section 5.1.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Buyer’s Inventory Value” has the meaning set forth in Section 2.7(a).

“Buyer’s Inventory Value Statement” has the meaning set forth in Section 2.7(a).

“Cap” has the meaning set forth in Section 8.6(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Payment” has the meaning set forth in Section 2.5.

“Competitive Business” has the meaning set forth in Section 6.6(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 20, 2010, by and between Buyer and Parent.

“Covenant Period” has the meaning set forth in Section 6.6(a).

“CPSA” has the meaning set forth in Section 4.3(d).

“CPSC” has the meaning set forth in Section 4.3(d).

“Deductible” has the meaning set forth in Section 8.6(a).

“Employees” has the meaning set forth in Section 4.11.

“Encumbrance” means any option, pledge, security interest, lien, charge, encumbrance or other restriction (whether on sale, transfer, disposition or otherwise, whether imposed by agreement, understanding, Law or otherwise).

“Environmental Laws” means any Law, permit or judgment issued or promulgated by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the protection of human health as it relates to the environment or to the management, Release or threatened Release of Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Books and Records” means (A) any documents (including books and records) that the Hampshire Parties are required by applicable Law to retain, (B) corporate seals, minute books, charter documents, corporate stock record books, original tax and financial records and such other books and records as pertain to the organization, existence, actions or share capitalization of the Hampshire Parties, and (C) any books and records or information related to any of the Excluded Assets or Excluded Liabilities.

“Excluded Liabilities” has the meaning set forth in Section 2.4

“Expert” means KPMG, LLP or if KPMG, LLP is unavailable, an independent accounting firm of national reputation in the United States mutually acceptable to Seller and Buyer.

“Final Inventory Report” has the meaning set forth in Section 2.7(b)

“Financial Statements” has the meaning set forth in Section 4.7(a).

“Finished Goods” means items of apparel that are complete and packaged or ready to be packaged and ready to be shipped.

“GAAP” means generally accepted accounting principles as employed in the United States of America, applied consistently with prior periods and with the historical practices and methods of the Business, provided that the historical practices and methods of the Business shall not be consistently applied to the extent they are not in accordance with GAAP.

“Goods-In-Transit” means all goods ordered or purchased by the Business for which, as of the Closing Date, title has passed (or in the case of “landed duty paid” goods, for which title will pass) to a Hampshire Party and which goods have not (i) been received by a distribution center or warehouse of a Hampshire Party; or (ii) delivered to a customer of the Business (or a customer’s freight forwarder), as set forth on Schedule 1.1-D.

“Governmental Entity” means any court, administrative agency or commission or any federal, state, local or foreign governmental entity or municipality or subdivision thereof.

“Hampshire Party” or “Hampshire Parties” has the meaning set forth in the preamble hereto.

“HDI” has the meaning set forth in the preamble hereto.

“Hired Employee” has the meaning set forth in Section 6.3.

“Hold Back Amount” has the meaning set forth in Section 2.6.

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Initial Inventory Value” has the meaning set forth in Section 2.7(a).

“Intellectual Property” means all of the following: (A) inventions, patents, registrations and applications for patent registrations; (B) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof and all goodwill associated therewith; (C) works subject to copyright, and registrations and applications for registration thereof; (D) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; and (E) other proprietary rights relating to any of the foregoing.

“Intellectual Property Assignments” has the meaning set forth in Section 3.2(b).

“Inventory Closing Payment” has the meaning set forth in Section 2.6.

“Inventory Dispute Notice” has the meaning set forth in Section 2.7(a).

“Inventory Payment” has the meaning set forth in Section 2.5.

“Inventory Sell-Off Period” has the meaning set forth in Section 2.7(b).

“Inventory Sell-Off Report Date” means the date that is thirty (30) days after the last day of the Inventory Sell-Off Period, or if as of the last day of the Inventory Sell-Off Period, any Net Sales Proceeds have not been received by Buyer, the later of (i) the date on which all such Net Sales Proceeds are received by Buyer and (ii) March 1, 2012.

“Inventory Value” has the meaning set forth in Section 2.7(d).

“Key Customers” has the meaning set forth in Section 4.10(a).

“Keynote” means Keynote Services, Limited, a company organized under the laws of Hong Kong and a wholly-owned subsidiary of HDI.

“Knowledge of Buyer” means the actual collective knowledge, after due inquiry, of the officers and directors of Buyer.

“Knowledge of the Hampshire Parties” means the actual collective knowledge, after due inquiry, of the officers and directors of Parent, Seller and those persons listed on Schedule 1.4.

“Landed Costs” shall mean any and all FOB, or “free on board” costs, landed duty paid costs, broker costs, third party agent costs, hanger and accessory costs, freight forwarding costs, taxes, duties, any other out-of-pocket costs and (x) with respect to goods that are imported into the U.S. or Canada by Seller, freight (including land, sea and air, if applicable) to Buyer’s designated location in the U.S. or Canada or (y) with respect to goods for which a customer of the Business (or a customer’s freight forwarder) takes or will take possession at a U.S. or Canadian port of destination or foreign port of departure, freight (including land, sea, and air, if applicable) to such port.

“Law” shall mean means any federal, provincial, state, local, municipal, foreign, national, supranational, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty imposed by a Governmental Entity.

“Licensed Intellectual Property” means that portion of the Business Intellectual Property to be licensed by Parent to Buyer pursuant to the Parent License Agreement, identified as such on Schedule 4.5(a).

“Losses” has the meaning set forth in Section 8.5.

“Mark-Down” has the meaning set forth in Section 4.8.

“Net Sales Dispute Notice” has the meaning set forth in Section 2.7(b).

“Net Sales Proceeds” has the meaning set forth in Section 2.7(b).

“Non-Transferred Business Asset” has the meaning set forth in Section 6.4(a).

“Parent” has the meaning set forth in the preamble hereto.

“Parent License Agreement” has the meaning set forth in Section 3.2(d).

“Party” or “Parties” has the meaning set forth in the preamble hereto.

“Patterns and Samples” means all patterns, designs and samples used primarily in connection with the Business.

“Permitted Encumbrances” shall mean: (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Encumbrances arising or incurred in the ordinary course of the Business for amounts that are not yet delinquent or are being contested in good faith, (ii) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith, (iii) Encumbrances that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the use, of the Acquired Asset subject thereto assuming that such Acquired Asset is used on substantially the same basis as such asset is currently being used in connection with the Business, and (iv) Encumbrances described on Schedule 4.4.

“Person” shall mean any natural person, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other entity, or a Governmental Entity.

“Personal Property” means all of the personal property of the Hampshire Parties primarily used or held for use in, or related to, the Business, including without limitation, machinery, equipment, tools, fixtures, furniture, office equipment, computer hardware, communication and peripheral equipment, and vehicles of every kind whether owned or leased (wherever located and whether or not carried on the books of the Hampshire Parties), together with any express or implied warranty by the manufacturers, the Hampshire Parties or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Proceeding” means any claim, counterclaim, action, arbitration, hearing, audit, suit, order, proceeding or investigation.

“Proposition 65” means Title 27, Chapter 1 of the California Code of Regulations, the Safe Drinking Water and Toxic Enforcement Act of 1986 or any successor statute thereto.

“Purchase Price” has the meaning set forth in Section 2.5.

“Receivables” has the meaning set forth in Section 2.2.

“Related Parties” means any officer, management employee, director, or stockholder of a Hampshire Party, or any of their respective spouses, family members or Affiliates.

“Releases” means releases from Wells Fargo Capital Finance, LLC in a form reasonably acceptable to Buyer which will enable the release of any and all Encumbrances against any Acquired Assets and any other security or collateral held by Wells Fargo Capital Finance, LLC or any other creditor or third party, including but not limited to amended UCC statements, UCC-3 termination statements or filings with the USPTO.

“Required Consents” has the meaning set forth in Section 4.2.

“Safety Requirements” has the meaning set forth in Section 4.3(d).

“Schedules” means the disclosure schedules to this Agreement, attached hereto and made a part hereof.

“SEC” means the United States Securities and Exchange Commission, or any successor Governmental Entity.

“SEC Reports” means, collectively, (i) all Annual Reports on Form 10-K, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Parent with the SEC since July 1, 2009; (ii) all Quarterly Reports on Form 10-Q, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Parent with the SEC since July 1, 2009; (iii) all Current Reports on Form 8-K, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Parent with the SEC since July 1, 2009; (iv) all registration statements, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Parent with the SEC since July 1, 2009; (v) any deregistration notice, and any amendments or supplements thereto, filed or to be filed by, or on behalf of, Parent with the SEC; and (vi) any other information, reports, forms, applications and other documents and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Parent with the SEC since July 1, 2009.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder or any successor statute or statutes thereto.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Documents” has the meaning set forth in Section 4.1.

“Seller Indemnified Parties” has the meaning set forth in Section 8.1.

“Seller’s Estimated Inventory Value” has the meaning set forth in Section 2.7(a).

“Seller’s Estimated Inventory Value Statement” has the meaning set forth in Section 2.7(a).

“Short Fall” has the meaning set forth in Section 2.7(b)(ii).

“Tax” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, custom duties, estimated severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any Governmental Entity, in each case, with respect to the Business and/or Acquired Assets.

“Tax Return” means any Tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax Returns).

“Third Party Claim” has the meaning set forth in Section 8.4.

“Trademark Co-Existence Agreement” means an the agreement demonstrating the Parties’ intent as between the Parties and with respect to third parties, regarding the subject matter set forth in Section 6.2 including, without limitation, the co-existence, use, exploitation and ownership of certain trademarks contained in the Excluded Assets and included in the Business Intellectual Property after the Closing Date, substantially in the form of Exhibit E.

“Transaction Documents” means the Bill of Sale, the Intellectual Property Assignments, the Transition Services Agreement, the Trademark Co-Existence Agreement and the Parent License Agreement.

“Transition Services Agreement” has the meaning set forth in Section 3.2(c).

“USPTO” means the United States Patent and Trademark Office or any successor entity.

ARTICLE II

PURCHASE AND SALE OF ACQUIRED ASSETS; PURCHASE PRICE

Section 2.1                      Purchase and Sale of Acquired Assets.  Subject to Section 2.2, Seller hereby agrees to sell, transfer and assign the following assets and properties and deliver to Buyer, on the Closing Date, free and clear of any Encumbrance, all of Seller’s right, title and interest as of the Closing Date in and to the contracts and rights to the extent used or held for use primarily in connection with the Business as set forth below (collectively, the “Acquired Assets”):

(a)           the Acquired Inventory;

(b)           the Acquired Purchase Orders;

(c)           the Assumed Purchase Contracts;

(d)           the Assumed Contracts;

(e)           the Assigned Intellectual Property;

(f)           the Patterns and Samples;

(g)           to the extent assignable or transferable, all guarantees and warranties, of or made by suppliers of the Business, in favor of Seller and the benefit of any claims against such suppliers (including, without limitation, any claim for breach of the suppliers’ guarantees and warranties);

(h)           the Books and Records;

(i)           all brochures, marketing and sales literature, advertising catalogues, photographs, display materials, media materials, packaging materials and other similar items which have been produced by or for Seller related to the Acquired Assets;

(j)           all goodwill and going concern value and other intangible assets, if any, of the Business related to the Acquired Assets;

(k)           to the extent assignable or transferable, all certifications, franchises, approvals, permits, licenses, orders, registrations, certificates, variances and other similar permits or rights, if any, obtained from any Governmental Entity or professional or trade organization to the extent such permits or rights are used in operating the Business and are related to the Acquired Assets and all pending applications therefor;

(l)           to the extent assignable, all of Seller’s vendor identification numbers, and company prefixes issued by the Uniform Code Council, Inc., or GSI-US and any analogous foreign entity regarding international product codes (e.g., the EAN and JAN), exclusively related to the Business and any bar codes containing any such prefixes that identify Seller or any Acquired Inventory and are exclusively related to the Business; and

(m)           all claims, causes of action, counterclaims, defenses or rights to set-off against third parties relating to the Acquired Assets described in clauses (b)-(e) above for which Buyer is not entitled to, or for which it is never asserting a claim for, indemnification under Article VIII.

Section 2.2                      Excluded Assets.  Anything to the contrary in Section 2.1 notwithstanding, the Acquired Assets shall exclude any and all assets other than those set forth in Section 2.1 above, including, without limitation: (a) the rights which accrue to the Hampshire Parties under this Agreement, the Transaction Documents and any other agreements entered into in connection with the transactions contemplated hereby; (b) the corporate records of the Hampshire Parties; (c) the rights which accrue to the Hampshire Parties under any real property lease to which any Hampshire Party is a party; (d) cash and cash equivalents; (e) all accounts and other receivables of the Hampshire Parties as of the Closing Date (“Receivables”); (f) any rights of a Hampshire Party under any contract other than the Acquired Purchase Orders and the Assumed Contracts; (g) any equity interests in Keynote or any other subsidiary; (h) any Personal Property; (i) any property or assets of the Hampshire Parties not primarily related to the Business, including, without limitation, the women’s sportswear business known as “Item Eyes”; (j) any Benefits Plan or other employee benefit plan, including the assets and liabilities of any such Benefits Plan or employee benefit plan; (k) any claim, deposit, prepayment, refund, suit, cause of action, chose in action, right of recovery, right of setoff and right of recoupment or similar right of a Hampshire Party (1) against, or receivable from, any Affiliate of a Hampshire Party (including against any director, officer, employee or agent of such Hampshire Party), (2) against, or receivable from, any insurance policy by or for the benefit of any person mentioned in subclause (1) above or (3) arising outside of the ordinary course of the Business and unrelated to the Acquired Assets or Assumed Liabilities, in each case, for conduct, events or circumstances occurring prior to the Closing; (l) all rights, claims, actions, refunds, causes of action, choses in action, actions, suits or proceedings, rights of recovery, rights of setoff, rights of recoupment, rights of indemnity or contribution and other similar rights (known and unknown, matured and unmatured, accrued or contingent, regardless of whether such rights are currently exercisable) against any Person, including all warranties, representations, guarantees, indemnities and other contractual claims (express, implied or otherwise) to the extent related exclusively to the assets, rights and properties set forth in this Section 2.2 or the Excluded Liabilities; and (m) the Excluded Books and Records (collectively with (a)-(l) above, the “Excluded Assets”).

Section 2.3                      Assumption of Liabilities.  Subject to the terms and conditions of this Agreement, Buyer agrees to assume, pay and perform as and when due only the following liabilities and obligations of the Hampshire Parties (collectively, the “Assumed Liabilities”): (a) all liabilities and obligations accruing as of or after the Closing Date to fulfill the Acquired Purchase Orders in accordance with their terms; (b) all liabilities and obligations accruing as of or after the Closing Date in respect of the Assumed Purchase Contracts, including Landed Costs in respect thereof and (c) all liabilities and obligations arising under any Assumed Contracts (other than as specifically set forth in this Section 2.3(a) and (b)) from and after the Closing Date, except to the extent such liabilities or obligations are a result of Seller’s breach, prior to Closing, of the provisions of any such Assumed Contract.  The assumption of the Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under any arrangements or understandings with Buyer, the Hampshire Parties or any of their respective Affiliates.

Section 2.4                      Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, except as specifically provided for as Assumed Liabilities in Section 2.3, Seller shall retain, and Buyer shall not assume, or in any way be liable for or bound by, any liabilities of the Hampshire Parties or the Business of any kind (known and unknown, matured and unmatured, accrued, recorded or unrecorded, or contingent, regardless of whether such rights are currently exercisable), including, without limitation (i) any amounts due for Taxes relating to any taxable period ending, or incurred in connection with any transaction taking place, on or before the Closing Date and, with respect to any taxable period beginning prior to the Closing Date and ending after the Closing Date, the portion thereof prior to the Closing Date, (ii) any indebtedness for borrowed money, (iii) any obligations for accounts payable or expenses of the Business or the Hampshire Parties (iv) any obligations under any of the arrangements or benefit plans or any retirement, severance or deferred compensation arrangement of the Hampshire Parties for the benefit of the Employees, (v) any obligation arising out of or in connection with any contractual obligations of the Business or the Hampshire Parties or the termination thereof other than with respect to such contractual obligations included in the Acquired Assets, (vi) any obligation based on any actual or alleged defect in the design, manufacture, quality, conformity to specification or fitness for purpose of any product manufactured, sold or distributed (including, without limitation, the Acquired Inventory) by, or for, a Hampshire Party, or any service provided by the Hampshire Parties relating to the Business, before the Closing Date, including, without limitation, all product liability, product warranty liabilities and all liabilities in respect of product recalls or product warnings (including, without limitation, product labeling, product disclosure, voluntary recalls and warnings reasonably intended to avoid or mitigate liability), (vii) any contractual obligations (including with respect to any leases) that are not Assumed Contracts, Assumed Purchase Orders or Assumed Purchase Contracts, and (viii) any costs or expenses payable by the Hampshire Parties in connection with the transactions contemplated by this Agreement (including any transfer fees payable in connection with any Required Consents) (the “Excluded Liabilities”).

Section 2.5                      Purchase Price.  In consideration of Seller’s sale, transfer, assignment and delivery to Buyer of the Acquired Assets, Buyer shall, subject to the terms and conditions of this Agreement, pay to Seller an aggregate purchase price (the “Purchase Price”) equal to (i) Twelve Million Dollars ($12,000,000) (the “Closing Payment”), pursuant to Section 2.6 hereof, plus (ii) the Inventory Value as of the open of business on the Closing Date pursuant to Section 2.7 hereof (the “Inventory Payment”).

Section 2.6                      Payments at Closing; Hold Back.  On the Closing Date, (a) Buyer shall pay to Seller (i) the Closing Payment plus (ii) an amount equal to seventy-five percent (75%) of the Seller’s Estimated Inventory Value (the “Inventory Closing Payment”), in each case by wire transfer of immediately available funds in United States dollars to an account or accounts designated by Seller no later than three (3) Business Days prior to the Closing; and (b) twenty-five percent (25%) of the Seller’s Estimated Inventory Value shall be withheld by Buyer (together with any amount withheld or contemplated by Section 2.7(a), the “Hold Back Amount”) and paid in accordance with Section 2.7 hereof.

Section 2.7                      Inventory Statement.

(a)           Not later than three (3) days prior to the Closing Date, Seller shall deliver to Buyer a detailed statement (the “Seller’s Estimated Inventory Value Statement”) setting forth Seller’s good faith calculation of the Inventory Value projected as of the Closing Date (the “Seller’s Estimated Inventory Value”).  Not later than thirty (30) calendar days after the Closing Date, Buyer shall provide Seller with a statement (the “Buyer’s Inventory Value Statement”) of Buyer’s calculation of the Inventory Value as of the Closing Date (the “Buyer’s Inventory Value”).  If Seller disagrees with the Buyer’s Inventory Value set forth in Buyer’s Inventory Value Statement, Seller may provide written notice to Buyer disputing such calculations or lack thereof (an “Inventory Dispute Notice”), which Inventory Dispute Notice shall specify Seller’s calculation of the Inventory Value and the nature of the disagreement to the extent practicable.  If Seller does not provide an Inventory Dispute Notice within thirty (30) calendar days after the receipt of Buyer’s Inventory Value Statement, then, subject to Buyer’s compliance with this Section 2.7(a), such Buyer’s Inventory Value Statement shall be deemed accepted by Seller, and the Buyer’s Inventory Value shall be deemed final, and no longer subject to review or contest by Seller in the absence of fraud or manifest error.  If an Inventory Dispute Notice is timely delivered to Buyer, then, during the thirty (30) calendar day period following delivery of the Inventory Dispute Notice, the Parties shall negotiate in good faith to resolve all disagreements and to agree upon the calculation of the Initial Inventory Value and the amount of Inventory Value agreed upon by the Parties in writing shall be deemed final for purposes of this Agreement.  If the Parties are unable to so agree, they shall follow the dispute resolution mechanism set forth in Section 2.7(c).  Any Inventory Value finally determined in accordance with this Section 2.7(a) or Section 2.7(c) shall be deemed the “Initial Inventory Value” for purposes of this Agreement.  Upon final calculation of the Initial Inventory Value,

(i)
if, the Initial Inventory Value is less than the Seller’s Estimated Inventory Value, Seller shall pay Buyer an amount equal to seventy-five percent (75%) of the difference between the Initial Inventory Value and the Seller’s Estimated Inventory Value, and twenty-five percent (25%) of such difference shall be withheld and added to, and constitute a portion of, the Hold Back Amount; or

(ii)
if the Initial Inventory Value exceeds the Seller’s Estimated Inventory Value, Buyer shall pay Seller an amount equal to seventy-five percent (75%) of the difference between the Initial Inventory Value and the Seller’s Estimated Inventory Value, and twenty-five percent (25%) of such difference shall be withheld and added to, and constitute a portion of, the Hold Back Amount.

Any payment under this Section 2.7(a) shall be made within five (5) Business Days after such payment is due pursuant to this Section 2.7, by wire transfer of immediately available funds in United States dollars to an account or accounts designated by Seller or Buyer, as the case may be, in writing prior to payment.

(b)           For a period of one hundred eighty (180) days after the Closing Date (the “Inventory Sell-Off Period”), Buyer will provide Seller a monthly report of the Net Sales Proceeds of the Acquired Inventory.  In addition, no later than the Inventory Sell-Off Report Date, Buyer will provide Seller with a report of the Net Sales Proceeds of the Acquired Inventory (the “Final Inventory Report”).  At any time, and from time to time, commencing on the date that is 90 days after the Closing Date and ending on the date of final determination of the Inventory Value pursuant to this Agreement (the “Audit Period”), Seller, Parent and their representatives shall have the right to audit Buyer’s monthly reports of Net Sales Proceeds, the Final Inventory Report and the related gross sales of Acquired Inventory and Buyer shall, and shall cause its Affiliates and representatives to, cooperate with, and provide reasonable assistance in respect of, such audits.  Once a month for a reasonable continuous period during the Audit Period, Buyer shall provide the Hampshire Parties and their representatives with reasonable access during normal business hours upon reasonable advance notice to the Books and Records and to employees and auditors of the Business as is reasonably requested by Seller.  If Seller disagrees with Buyer’s calculation of the Net Sales Proceeds, Seller may provide written notice to Buyer disputing such calculations or lack thereof (a “Net Sales Dispute Notice”), which Net Sales Dispute Notice shall specify Seller’s calculation of the Net Sales Proceeds and the nature of the disagreement to the extent practicable.  If Seller does not provide a Net Sales Dispute Notice within thirty (30) calendar days after Seller’s receipt of the Final Inventory Report, then, subject to Buyer’s compliance with this Section 2.7(b), such statement shall be deemed accepted by Seller, and the Net Sales Proceeds shall be deemed final, and no longer subject to review or contest by Seller in the absence of fraud or manifest error.  If a Net Sales Dispute Notice is timely delivered to Buyer, then, during the thirty (30) calendar day period following delivery of the Net Sales Dispute Notice, the Parties shall negotiate in good faith to resolve all disagreements and to agree upon the calculation of the Net Sales Proceeds and the amount of Net Sales Proceeds agreed upon by the Parties in writing shall be deemed final for purposes of this Agreement.  If the Parties are unable to so agree, they shall follow the dispute resolution mechanism set forth in Section 2.7(c).  Upon final calculation of the Net Sales Proceeds,

(i)
if, as of the end of the Inventory Sell-Off Period, the Net Sales Proceeds exceed the Initial Inventory Value, Buyer shall pay the entire Hold Back Amount to Seller after the Net Sales Proceeds are finally determined to have exceeded the Initial Inventory Value;

(ii)
if, as of the end of the Inventory Sell-Off Period, the Net Sales Proceeds are less than the Initial Inventory Value (such occurrence, a “Short Fall”) but the Short Fall is less than the Hold Back Amount, the amount of the Short Fall shall be deducted from the Hold Back Amount and retained by Buyer and the balance shall be paid to Seller; or

(iii)
if, as of the end of the Inventory Sell-Off Period, there is a Short Fall but the amount of the Short Fall is greater than the Hold Back Amount, Buyer shall retain the entire Hold Back Amount and Seller or Parent shall pay to Buyer an amount equal to the amount by which the Short Fall exceeds the Hold Back Amount.

Any payment under this Section 2.7(b) shall be made within five (5) Business Days after such payment is due pursuant to this Section 2.7, by wire transfer of immediately available funds in United States dollars to an account or accounts designated by Seller or Buyer, as the case may be, in writing prior to payment.

(c)           In the event the Parties are unable to agree upon the calculation of the Net Sales Proceeds or the Initial Inventory Value, as the case may be, within the relevant thirty (30) day period, either Buyer or Seller may refer the dispute to the New York City office of the Expert.  The Expert is to be instructed to make a decision on the dispute and notify Buyer and Seller of its decision within twenty (20) Business Days of receiving the reference or such longer reasonable period as the Expert may determine.  For purposes of this Section 2.7(c), (x) the Expert shall act as an expert and not an arbitrator, and (y) Seller and Buyer shall each promptly prepare a written statement solely on the items in dispute including their respective calculations of the Net Sales Proceeds or the Initial Inventory Value, as the case may be, which, together with all relevant documents, shall be submitted to the Expert and to the other Party, and provide to the Expert all such information as the Expert shall reasonably request.  The Expert’s decision with respect to the Net Sales Proceeds or the Initial Inventory Value, as the case may be, shall be within the range of the Net Sales Proceeds and Initial Inventory Value amounts submitted by Buyer and Seller.  The decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Parties.  Buyer and Seller each shall pay one-half of the fees and expenses of the Expert.

(d)           For purposes of this Agreement, “Inventory Value” means (i) the landed duty-paid value of the Acquired Inventory (excluding, for the avoidance of doubt, Goods-In-Transit) determined in accordance with GAAP including, without limitation, (x) the actual cost of such Acquired Inventory (including insurance, freight costs, duties, commissions, Landed Costs and similar customary costs allocated thereto) at the first port of arrival in the United States and any import duties thereon, plus (y) standard freight and receiving costs and Landed Costs to transport and receive such goods in the first warehouse or distribution center owned, leased or operated by Seller or a third party for Seller’s behalf or account.  “Net Sales Proceeds” means the gross proceeds earned by Buyer from the sale of the Acquired Inventory during the Inventory Sell-Off Period, less returns, trade discounts and chargebacks relating to the Acquired Inventory (including any proceeds assigned to Buyer’s factor or insurance proceeds received by Buyer in respect of such Acquired Inventory), less advertising and markdown allowances that Buyer extends to customers in the ordinary course of business and in a manner consistent with the practices of Seller with respect to the Business prior to the Closing Date; provided, however, that such proceeds earned are received on or before February 28, 2012.

Section 2.8                      Taxes Payable in Connection with the Transaction.  Seller shall pay any and all sales and documentary transfer taxes, impositions, liens, leases, assessments and similar charges if any, incurred by the Parties in connection with the transactions contemplated by this Agreement other than any such taxes, impositions, liens, leases, assessments or similar charges (“Buyer Charges”) that would otherwise not apply if Buyer had, and delivered to Seller, as of Closing, a duly completed and executed General Resale Certificate from the State of California Board of Equalization, which Buyer Charges shall be paid by, and the sole responsibility of, Buyer and in respect of which Buyer shall indemnify Seller for any Loss resulting therefrom.  Each Party shall in a timely manner sign any return, certificate, questionnaire or affidavit as to matters within its knowledge required in connection with the payment of any such Tax.

Section 2.9                      Allocation of Purchase Price.  The Purchase Price shall be allocated among the Acquired Assets being sold hereunder in the manner required by Treasury Regulation §1.1060-1 (the “Allocation”).  Buyer shall deliver its determination with respect to the Allocation within one hundred eighty (180) days of the Closing Date.  The Parties agree that, (a) they shall negotiate in good faith to jointly agree on an Allocation for all federal, state, local and foreign tax purposes, and (b) the Parties shall file with their respective federal income tax returns consistent IRS Forms 8594 - Asset Acquisition Statements under Section 1060, including any required IRS forms, Schedules or amendments thereto, all of which shall reflect the allocation set forth in the Allocation pursuant to this Section 2.9; provided, that if the Parties cannot agree on an Allocation, each Party shall file a separate Allocation.

ARTICLE III

CLOSING

Section 3.1                      Closing; Closing Date.  The closing of the purchase and sale of the Acquired Assets (the “Closing”) shall be held at the offices of Salans, 620 Fifth Avenue, New York, New York 10020, on the date hereof or at such other time or on such other date as may be mutually agreed upon in writing by the Parties (such date, the “Closing Date”).  Unless the Parties agree otherwise, the Closing will be deemed to have occurred at 12:01 a.m. on the Closing Date.

Section 3.2                      Items to be Delivered at the Closing by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)           An executed Bill of Sale, Assignment and Assumption Agreement, substantially in the form annexed hereto as Exhibit A (the “Bill of Sale”);

(b)           Executed Intellectual Property Assignments, in the form of a trademark assignment and a domain name assignment substantially in the form annexed hereto as Exhibit B (the “Intellectual Property Assignments”);

(c)           An executed Transition Services Agreement, substantially in the form annexed hereto as Exhibit C (the “Transition Services Agreement”);

(d)           An executed Parent License Agreement, substantially in the form annexed hereto as Exhibit D (the “Parent License Agreement”);

(e)           The Releases;

(f)           The Trademark Co-Existence Agreement;

(g)           A certificate of the corporate secretary of each Hampshire Party with respect to certain corporate matters and attaching thereto a true, correct and complete copy of resolutions of the board of directors of each Hampshire Party authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(h)           A certificate from an officer of each Hampshire Party indicating that (i) the representations and warranties of such Hampshire Party contained in Article IV and otherwise made by such Hampshire Party in writing in connection with the transactions contemplated hereby are true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and (ii) such Hampshire Party has performed and complied in all material respects with all covenants required by this Agreement to be performed by them through the Closing;

(i)           All such other instruments of assignment, transfer or conveyance as, in the reasonable opinion of Buyer and its counsel, shall be necessary to vest in Buyer, good and valid title to the Acquired Assets, free and clear of any Encumbrances, and to put Buyer in actual possession or control of the Acquired Assets; and

(j)           The Books and Records.

Section 3.3                      Items to be Delivered at the Closing by Buyer.  At the Closing, Buyer shall deliver or caused to be delivered to Seller:

(a)           The Closing Payment and the Inventory Closing Payment;

(b)           The executed Bill of Sale;

(c)           The executed Transition Services Agreement;

(d)           The executed Parent License Agreement;

(e)           The executed Trademark Co-Existence Agreement;

(f)           A certificate of the corporate secretary of Buyer with respect to certain corporate matters and attaching thereto a true, correct and complete copy of resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(g)           A certificate of the President of Buyer indicating (i) that the representations and warranties of Buyer contained in Article V are true and correct in all material respects as of the Closing Date and (ii) that Buyer has performed and complied in all material respects with all covenants required by this Agreement to be performed by Buyer through the Closing;

(h)           All such other certificates, documents and instruments as Seller and its counsel reasonably requests as necessary to consummate the transactions contemplated hereby;

(i)           The documents evidencing the LC Support; and

(j)           A duly completed and executed General Resale Certificate from the State of California Board of Equalization.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE HAMPSHIRE PARTIES

Except as set forth in correspondingly numbered sections or subsections of the Schedules (it being understood that any matter disclosed in any section of the Schedules will be deemed to be disclosed in any other section of the Schedules to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other Schedule), the Hampshire Parties hereby jointly and severally represent and warrant, to and for the benefit of Buyer, as follows:

Section 4.1                      Organization; Authority; Binding Obligation.  Each of the Hampshire Parties is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.  Schedule 4.1 sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business in which ownership of the Acquired Assets or operating of the Business as currently conducted makes such licensing or qualification necessary.  Each of the Hampshire Parties and Keynote has the legal right, power, authority and capacity to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party, and each agreement, certificate, document and instrument to be executed and/or delivered by it pursuant to this Agreement (collectively, the “Seller Documents”) and to perform its obligations hereunder and thereunder.  This Agreement and each of the other Seller Documents (to which a Hampshire Party is a party) have been duly executed and delivered by the Hampshire Parties and/or Keynote, as applicable, and each constitutes a valid and binding obligation of the Hampshire Parties and/or Keynote, as applicable, enforceable in accordance with its respective terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

Section 4.2                      No Conflicts; Required Consents.  The execution, delivery and performance by the Hampshire Parties of this Agreement and the other Seller Documents, the fulfillment of and compliance with the terms and provisions hereof and thereof and the consummation by the Hampshire Parties of the transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both) conflict with or result in any violation by a Hampshire Party, under any provisions of or result in acceleration, termination, cancellation or modification of, or constitute a default under (a) the organizational documents of the Hampshire Parties, (b) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, agreement or other instrument, obligation or agreement of any kind to which such Hampshire Party is a party or by which such Hampshire Party may be bound or affected, or (c) any judgment, order, decree or statute, Law, ordinance, rule or regulation applicable to the Hampshire Parties, except with respect to (b) and (c), where any such conflict or violation, individually or in the aggregate, would not reasonably be expected to have a material adverse effect upon the Business as currently conducted.  Except for the consents set forth on Schedule 4.2 (the “Required Consents”) such execution, delivery or performance does not and will not result in the creation or imposition of any Encumbrance of any nature whatsoever upon the Acquired Assets or require any filing with, or permit, authorization, consent or approval of any Governmental Entity or any third party under any contract to which, or by which, a Hampshire Party or the Acquired Assets is subject or bound.

Section 4.3                      Compliance.

(a)           Each of the Hampshire Parties has complied in all material respects with all applicable statutes, Laws and regulations of any Governmental Entity in respect of the conduct of the Business.  Each Hampshire Party is operating and has operated during the past three (3) years the Business in all material respects in compliance with all applicable statutes, Laws and regulations of any Governmental Entity, including those relating to public health or safety, pollution, damages to or protection of the environment.  As of the date hereof, neither Hampshire Party has received any written communication during the past three (3) years from a Governmental Entity that alleges that such Hampshire Party is not in material compliance with any applicable statute, Law and regulation of any Governmental Entity relating to the Business that has not been resolved in all material respects.

(b)           Seller has all necessary permits, licenses and franchises required by any Governmental Entity to conduct the Business as currently conducted, and is in compliance in all material respects with the terms thereof.  No violations exist or have been reported in respect of such permits, licenses and franchises within the three (3) years prior to the date hereof that have not been resolved in all material respects.

(c)           As of the date hereof, Seller has complied in all material respects with all applicable statutes, Laws and regulations in respect to the conduct of the Business relating to the importation of merchandise into the United States during the past three (3) years and Seller’s origin declarations with respect to the conduct of the Business are, and have been, accurate and based on the exercise of reasonable care during the past three (3) years.  As of the date hereof, Seller has not received any written communication during the past three (3) years from United States Customs and Border Protection, or its predecessor, the United States Customs Service, that (i) alleges that Seller is not in compliance with any applicable statute, Law or regulations or (ii) asserts that Seller owes additional duties, liquidated damages, penalties, or fees that has not been resolved in all material respects.

(d)           All products sold by Seller in connection with the Business comply in all material respects with all applicable Laws, including, without limitation, the U.S. Consumer Product Safety Act (the “CPSA”), the Flammable Fabrics Act, the Hazardous Substances Act, all regulations and policies of the U.S. Consumer Product Safety Commission (the “CPSC”) and other governmental authorities, and all voluntary industry standards (all of those acts, regulations, policies, standards and requirements being referred to collectively as “Safety Requirements”).

(e)           Neither Hampshire Party has received any written notice, demand, claim, or request for information under Proposition 65 in connection with the Business, indicating that a Hampshire Party is in violation of, or is potentially liable under, Proposition 65 with respect to the conduct of the Business.  There is no material civil, criminal, or administrative claim, notice of violation or Proceeding pending, nor any judgment issued, with respect to the Business, nor to the Knowledge of the Hampshire Parties, threatened, in each case relating in any way to Proposition 65 which has not been resolved in all respects.

Section 4.4                      Title to Acquired Assets.  Seller is the sole and unconditional owner of, and has good and valid title to, all property included in the Acquired Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, whether in possession of Seller, manufacturers, suppliers, or any other person.

Section 4.5                      Intellectual Property.

(a)           Schedule 4.5(a) sets forth an accurate and complete list of all Business Intellectual Property registered, issued, applied for or filed by any of the Hampshire Parties and identifies the record owner of each such item, the jurisdictions in which each such item has been issued, registered or is pending in which any such application for issuance or registration has been filed and the registration or application date, as applicable, for each such item. The Hampshire Parties own, are validly licensed to use, or otherwise have the enforceable right to use all of the Business Intellectual Property and there are no restrictions on the direct and indirect transfer of any interest therein, held by the Hampshire Parties in respect of such Business Intellectual Property.  The conduct of the Business as currently conducted does not, to the Hampshire Parties’ Knowledge, conflict with or infringe any Intellectual Property or other proprietary rights of any third party and none of the Business Intellectual Property, to the Hampshire Parties’ Knowledge, infringes on or conflicts with any trade secrets, patents, licenses, proprietary rights, trademark, trade name, service marks or copyrights of others. There is no claim for damages or proceedings pending or to the Knowledge of the Hampshire Parties, threatened against any Hampshire Party with respect to the Business Intellectual Property, and to the Knowledge of the Hampshire Parties, no person is infringing or otherwise acting adversely with respect to Seller’s rights under or in respect of any of the Business Intellectual Property other than as would not have a material adverse effect on the Business Intellectual Property individually or in the aggregate.  Schedule 4.5(a) lists all prior and pending written complaints, claims, oppositions, cancellations or written notices or threats thereof concerning Business Intellectual Property, received by any Hampshire Party.

(b)           Other than the Assigned Intellectual Property and Licensed Intellectual Property identified on Schedule 4.5(a), there are no patents, copyrights, trademarks, service marks and domain names registered or applied for by any of the Hampshire Parties except those which do not constitute Business Intellectual Property and each unregistered trademark, service mark, trade dress and works subject to copyright, owned or used by any Hampshire Party in the operation of the Business are either included in the Assigned Intellectual Property or are Licensed Intellectual Property.  None of the Assigned Intellectual Property has been, or will be, charged with Encumbrances, other than Permitted Encumbrances by any Hampshire Party or otherwise, other than Encumbrances released at the Closing.  None of the Business Intellectual Property is subject to any pending or, to the Knowledge of the Hampshire Parties, threatened claim, challenge or reversion with respect to ownership, validity, enforceability or use, and the consummation of the transactions contemplated by this Agreement shall not create any right of termination, cancellation or reversion with respect thereto anywhere in the world.

Section 4.6                      Contracts.

(a)           Schedule 4.6(a) lists all contracts, agreements, commitments, instruments or understandings of the Hampshire Parties with vendors, suppliers, customers, agents and distributors of the Business and all contracts under which a Hampshire Party has the right to protect the confidentiality of the information relating primarily to the Business or to prevent third parties from competing with the Business, other than (i) the Acquired Purchase Orders and (ii) the Assumed Purchase Contracts (the “Business Contracts”).

(b)           Schedule 4.6(b) lists all Business Contracts that contain any provision or covenant that would, after giving effect to the transactions contemplated hereby, prohibit or limit the ability of Buyer or any of its Affiliates to engage in any business activity or compete with any Person or prohibit or limit the ability of any Person to compete with Buyer.

(c)           Except as set forth on Schedule 4.6(c), neither Hampshire Party is a party to (i) any operating agreements, design agreements, license agreements, or any contract entered into with third parties in connection with any joint venture arrangements relating to the Business or the Acquired Assets, (ii) any mortgage, pledge, security agreement, deed of trust or other document granting an Encumbrance (other than Permitted Encumbrances) on any Acquired Assets, or (iii) any covenant not to compete or confidentiality agreement imposing an obligation on the Business or the Acquired Assets.

(d)           Except as set forth in Schedule 4.6(d), each Assumed Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against a Hampshire Party, and, to the Knowledge of the Hampshire Parties, each other party thereto, in accordance with its terms.  Neither Hampshire Party is, and to the Knowledge of the Hampshire Parties, no other party to any Assumed Contract is in material violation or breach of, or in material default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) could constitute such a default under, or permit the termination of, any such Assumed Contract.

(e)           The Hampshire Parties have made available to Buyer materially true and complete copies of each Assumed Contract, together with all amendments and supplements thereto, to the extent not filed with the SEC; provided, that such Assumed Contracts filed with the SEC are publicly available, unredacted, include facsimiles or conformed copies of all signatures thereto and include all exhibits, schedules, annexes and appendices thereto.

(f)           The Hampshire Parties have made available to Buyer true and complete copies of any document, agreement, understanding and arrangement evidencing or relating to the Assumed Purchase Contracts.  Schedule 2.3 attached as of the date hereof lists all liabilities and obligations, other than Landed Costs, associated with such Assumed Purchase Contract as of the Closing Date.

Section 4.7                      Financial Statements.

(a)           The Hampshire Parties have made available to Buyer the audited consolidated balance sheet of Parent as of December 31, 2010, and the related statements of income and stockholders equity, and statements of cash flows for the fiscal year ended December 31, 2010, and unaudited financial statements consisting of balance sheets of Seller as of December 31, 2010 and the related statements of operations for the fiscal year then ended (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent throughout all periods presented (subject, in the case of unaudited financial statements, to the absence of footnotes).  The Financial Statements are correct and complete in all material respects (with the exception of the exclusion of the footnotes to such Financial Statements not compiled at a consolidated level as of December 31, 2010), are reconcilable to the books and records of the Hampshire Parties, and present fairly the financial position of each Hampshire Party as of the dates, and the results of operations, and changes in financial position of the Hampshire Parties for the periods indicated.

(b)           Except as set forth in Schedule 4.7(b), neither Hampshire Party has any material liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, which are required to be reflected or reserved in a balance sheet or the notes thereto under GAAP, other than (i) liabilities which are reflected in the Financial Statements, or for the period after December 31, 2010, reflected in the books and records of the Hampshire Parties and (ii) liabilities or obligations which arose in the ordinary course of business consistent with past practices since December 31, 2010.

Section 4.8                      Purchase Orders.  Each of the Acquired Purchase Orders arose in the ordinary course of business and constitutes a bona fide purchase order.  Except as set forth in Schedule 4.8, none of the Acquired Purchase Orders is the subject of any dispute, offset or demand of a customer for chargebacks, credits, discounts, deductions, allowances, or to make mark-down or similar payments (any such demand, a “Mark-Down”) or has a purchase order cancel date that has passed.  Schedule 1.1-A attached as of the date hereof lists all purchase orders of the Business as of the Closing Date including the delivery dates, item identification and quantities.

Section 4.9                      Inventory.  All Acquired Inventory is reflected in the Financial Statements or, if acquired subsequent to the period covered by the Financial Statements, is reflected on a Hampshire Party’s books, and consists of a quality, quantity and price usable and/or saleable in the ordinary course of the Business.  The Acquired Inventory was acquired in the ordinary course of the Business consistent with past practices.  All Acquired Inventory and all other products of the Business have been produced in material compliance with all “codes of conduct” of licensors and customers, including any provisions thereof relating to labor practices of the Hampshire Parties, their vendors or contract manufacturers.  The Hampshire Parties maintain reasonable policies, practices and procedures with respect to the adequate security and safeguard of inventory and other assets of the Business (including, with respect to employee and third party theft and other loss) and have not made any material changes to such policies, practices and procedures during the year prior to the date hereof.

Section 4.10                      Customers; Suppliers.

(a)           Schedule 4.10(a) sets forth a list of the ten (10) most significant customers of the Business, on the basis of revenues for goods sold or services provided for the fiscal year ended December 31, 2010 (“Key Customers”).  No Key Customer has cancelled, terminated or advised either Hampshire Party that it intends to cancel or otherwise terminate its relationship with Seller with respect to the Business, or to materially decrease its business with Seller with respect to the Business.

(b)           No major supplier (i) has given either Hampshire Party any notice of such supplier’s intent to (x) terminate its working relationship with the Business, or (y) cease supplying or materially reduce the supply of materials, products or services currently provided to the Business, or (ii) is in material default with respect to the delivery of materials, products or services to the Business, which default is not being cured.

Section 4.11                      Employees and Related Matters.  The Hampshire Parties have made available to Buyer a list of all the current officers, and full and part-time employees of the Business (the “Employees”), and, with respect to each such Employee, (i) the Employee’s compensation rate and, if applicable, bonus in respect of the calendar year ended December 31, 2010, (ii) the date or dates used by the Hampshire Parties as the commencement of employment and for the vesting of benefits for such Employee and (iii) the Employee’s then accrued vacation time.  Schedule 4.11 sets forth a list of each (i) employment or non-competition agreement; (ii) management, service, consulting or other similar type of contract; or (iii) contract that provides for the payment of (x) severance, termination or similar type compensation or benefits upon the termination or resignation of any Employee, or (y) compensation or benefits to any Employee which is directly or indirectly contingent on the retention of such Employee, in each case between an Employee and the Hampshire Parties.  Schedule 4.11 sets forth a true and complete list of all material employee benefit plans, agreements, commitments, practices or arrangements of any type providing any employee benefits (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) currently maintained by the Hampshire Parties for the benefit of Employees and their beneficiaries and dependents (each a “Benefits Plan”).  The Hampshire Parties have made available to Buyer a copy of each Benefits Plan and the most recent summary plan description and summary of material modifications for each Benefits Plan, if any.

Section 4.12                      Litigation.  There is no material Proceeding pending or, to the Knowledge of the Hampshire Parties, threatened against any Hampshire Party before any Governmental Entity or before any arbitrator relating primarily to the Business.  Neither Hampshire Party is subject to or in default under any order, judgment, decree or ruling of any Governmental Entity with respect to the Business.  Neither Hampshire Party has received any written opinion or memorandum of legal advice from legal counsel to the effect that it is exposed to any liability related to the Business, and neither Hampshire Party is engaged in any legal action to recover monies due it or for damages sustained by it with respect to the Business.

Section 4.13                      Products Liability.  Neither Hampshire Party nor any insurance company or other third party acting on their behalf has, since December 31, 2008, paid any material amount or damages to any third party for deaths of or injuries to persons or damage to property, individually or in the aggregate, arising out of any alleged defect in quality, materials, workmanship or design of any of the products sold or services performed by either Hampshire Party relating to the Business or the Acquired Assets.  There is no claim nor has there been a claim against either Hampshire Party concerning any product of the Business manufactured, shipped, sold or delivered by either Hampshire Party which is pending or, to the Knowledge of the Hampshire Parties threatened, which alleges the occurrence of any bodily injury or other adverse health condition resulting from either an alleged failure to warn as to the manufacture or materials of any such product.  To the Knowledge of the Hampshire Parties, there are no threatened claims for (a) product returns, (b) warranty obligations or (c) product services other than in the ordinary course of business.  Neither Hampshire Party has made any express warranties with respect to products sold or distributed by Seller (other than passing on warranties made by the manufacturers thereof) in respect of the Business and, to the Knowledge of the Hampshire Parties, no other material warranties in respect of the Business have been made by their representatives.  To the Knowledge of the Hampshire Parties, there does not presently exist any circumstances that would constitute a valid basis for any voluntary or governmental recall of any product sold or distributed by Seller in the Business.  To the extent required by any applicable Laws, the products manufactured, distributed or sold in connection with the Business (including, without limitation, the Acquired Inventory) have been tested for safety pursuant to, and in accordance with, in all material respects, all such applicable Laws (including, without limitation, the CPSA and Proposition 65).

Section 4.14                      Promotions and Allowances.  Schedule 4.14 sets forth the material terms in effect as of the date hereof of all return, markdown, promotion, co-op advertising and other similar programs or allowances offered generally by Seller to any customer with respect to the Business.

Section 4.15                      Taxes.  There are no outstanding liens for Taxes upon any Acquired Asset, other than for Taxes not yet due and payable.

Section 4.16                      Transactions with Related Parties.   Except as disclosed in the SEC Reports, neither Hampshire Party has entered into any agreement with a Related Party in respect of the Business and any such agreement was entered into in the ordinary course of business on arm’s length terms.  Schedule 4.16 contains a complete list of all liabilities, as of December 31, 2010, between any Related Party, on one hand, and a Hampshire Party, on the other hand in respect of the Business.  Other than as set forth on Schedule 4.16, since December 31, 2010, neither Hampshire Party has paid any amount or incurred any liability to any Related Party, or entered into any transaction with a Related Party in respect of the Business.  Except as set forth in Schedule 4.16, no Related Party directly or indirectly owns, on an individual or joint basis, any material interest in, nor serves as an officer or director or in another similar capacity of, any competitor, distributor or supplier of any Hampshire Party or any organization that has a contract or arrangement with any Hampshire Party.

Section 4.17                      Certain Payments.

(a)           No Hampshire Party nor any director, officer, agent, employee or other person associated with or acting on behalf of a Hampshire Party in respect of the Business has (i) provided, or arranged for the provision of, any unlawful contribution, gift, entertainment or other unlawful expense relating to any political party or official thereof or any candidate for public office; (ii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the anti-laundering compliance provisions of the USA PATRIOT Act of 2001, as amended, or any anti-corruption Laws or regulations of the jurisdiction of organization or principal activities of a Hampshire Party; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person (including any representative or employee of any Governmental Entity); or (iv) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws.

(b)           None of the assets and properties of the Business (i) have been acquired by a Hampshire Party pursuant to a transaction that has involved directly or indirectly an illegal payment to a representative or employee of any Governmental Entity or (ii) represents the proceeds of any illegal activity.

Section 4.18                      Broker Fees.  No broker or finder is entitled to any brokerage fees, commission or finders’ fee in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby pursuant to any arrangement with Seller or Parent.

Section 4.19                      Copies of Documents.  The Hampshire Parties have made available for inspection and copying by Buyer and its counsel complete and correct copies of all documents referred to in the various Schedules to this Agreement.

Section 4.20                      Public Filings.  The SEC Reports, as filed with the SEC, were prepared in all material respects in accordance with the requirements of the Exchange Act and the Securities Act as the case may be, and the rules promulgated thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to and for the benefit of the Hampshire Parties, as follows:

Section 5.1                      Organization; Authority; Binding Obligation.  Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has the requisite authority and power to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by Buyer pursuant to this Agreement (collectively, the “Buyer Documents”) and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by Buyer of this Agreement and each of the other Buyer Documents have been duly authorized by all necessary corporate action of Buyer.  This Agreement and each of the other Buyer Documents have been duly executed and delivered by Buyer and each constitutes a valid and binding obligation of Buyer, enforceable in accordance with its respective terms.

Section 5.2                      No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the other Buyer Documents do not and will not (with or without notice or lapse of time, or both) (i) conflict with or result in any violation of (A) the certificate or articles of incorporation, bylaws or similar governing documents of Buyer, or (B) any judgment, order, decree or statute, Law, ordinance, rule or regulation applicable to Buyer or its properties or assets or (ii) violate or conflict with, or result in a breach under, or require any consent or approval to be obtained from any party to, any contract to which Buyer is subject or is bound.

Section 5.3                      Prohibitions.  No order, stay, decree, judgment or injunction has been entered, issued or enforced by any court of competent jurisdiction which prohibits Buyer from consummating the transactions contemplated by this Agreement and there are no proceedings pending in any court of competent jurisdiction by Buyer or an Affiliate thereof for the purpose of obtaining any such order, stay, decree, judgment or injunction.  To the Knowledge of Buyer, there have been no actions taken by any Government Entity, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which make the consummation of such transactions illegal.

Section 5.4                      Broker Fees.  No broker or finder is entitled to any brokerage fees, commission or finders’ fee in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby pursuant to any arrangement with Buyer.

ARTICLE VI

CERTAIN COVENANTS AND UNDERSTANDINGS

Section 6.1                      Insurance.  The Hampshire Parties shall be solely responsible for maintaining insurance policies insuring the Goods-In-Transit.

Section 6.2                      Use of Trademarks and Names.

(a)           Each of the Hampshire Parties agrees, for itself and its Affiliates, that from and after the Closing each of them shall cease and none of them will use the name, trademark or service mark “Hampshire Designers”, “Hampshire Studio”, any combination of “Hampshire” with “Designers” or “Studio”, or any term similar thereto, in any form whatsoever, in connection with any apparel business, including, without limitation, in respect of the manufacture, distribution, sale, advertising and promotion of women’s apparel products in any jurisdiction. In addition, each of the Hampshire Parties agrees that from and after the Closing, no such Hampshire Party will use “Hampshire” standing alone as a trademark for any women’s apparel products.

(b)           Buyer agrees, for itself and its Affiliates, that from and after the Closing none of them will use the name, trademark or service mark “Hampshire” standing alone or in combination with “Group” or “Brands” (other than for the latter descriptively) or any term similar thereto, in connection with any  apparel business including, without limitation, in respect of the manufacture, distribution, sale, advertising and promotion of men’s apparel products in any jurisdiction.

(c)           Promptly after the Closing, Seller shall amend its certificate or articles of incorporation or similar governing document to change its name to a name that does not contain the words “Hampshire Designers”.

Section 6.3                      Seller/Parent Employees.  Buyer shall have no obligation to employ or make offers of employment to any Employees; provided, however, that Buyer shall have the right to hire such Employees, as Buyer may select, as of the Closing.  As to each such Employee who is hired by Buyer (each, a “Hired Employee”), as between Buyer and the Hampshire Parties, (a) Buyer shall be solely liable and responsible for liability arising out of, relating to or with respect to the employment by, or performance of services for, Buyer or any of its Affiliates of any Hired Employee after the Closing, including, but not limited to, the Hired Employee’s compensation accruing from the date of hire by Buyer, but shall have no responsibility for any obligations relating to any benefit plans or any severance obligations; and (b) neither Hampshire Party shall have any liability or any other responsibility for liability arising out of, relating to or with respect to the employment by, or performance of services for, Buyer or any of its Affiliates of any Hired Employee after the Closing.

Section 6.4                      Non-Transferability.

(a)           To the extent that any of the Acquired Assets is not capable of being sold, assigned, transferred, delivered or subleased without the consent or waiver of any third person (including a Governmental Entity), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any Law, this Agreement shall not constitute a sale, assignment, transfer, delivery or sublease thereof, or an attempted sale, assignment, transfer, delivery or sublease thereof (each, a “Non-Transferred Business Asset”).

(b)           Notwithstanding anything in this Agreement to the contrary, with respect to any Non-Transferred Business Assets, neither Hampshire Party shall be obligated to sell, assign, transfer, deliver or sublease to Buyer or any of its Affiliates (and neither Buyer nor any of its Affiliates shall be required to accept) such Non-Transferred Business Asset without first having obtained all necessary consents and waivers with respect to such Non-Transferred Business Asset.  The Hampshire Parties shall use their commercially reasonable efforts, and Buyer shall cooperate with the Hampshire Parties, to obtain said consents and waivers and to resolve the impediments to the sale, assignment, transfer, delivery or subleases required by this Agreement and to obtain any other consents and waivers as necessary to convey to Buyer or any of its Affiliates any of the Non-Transferred Business Assets.

(c)           To the extent that such consents and waivers are not obtained by the Hampshire Parties, or until the impediments to the sale, assignment, transfer, delivery or sublease referred to therein are resolved, the Hampshire Parties shall use commercially reasonable efforts, with the costs incurred by the Hampshire Parties related thereto to be promptly reimbursed by Buyer, to (i) provide, at the request of Buyer, to Buyer the benefits of any Non-Transferred Business Asset, to the extent related to the Business, (ii) cooperate in any reasonable and lawful arrangement designated to provide such benefits to Buyer, and (iii) enforce, at the reasonable request of and for the account of Buyer, any rights of a Hampshire Party arising from any Non-Transferred Business Asset against any third person (including a Governmental Entity), including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer.  Buyer shall not be required by this Section 6.4 to enter into any arrangement that would impose any additional cost, expense or liability or that would deprive Buyer of any benefits or profits arising out of the Non-Transferred Business Asset in question.  No Hampshire Party shall be required by this Section 6.4 to take any action or enter into any arrangement that could impose any additional Tax, expense or liability on any Hampshire Party.

(d)           To the extent that Buyer is provided the benefits of any Non-Transferred Business Asset (whether from a Hampshire Party or otherwise), Buyer shall perform at the direction of the Hampshire Parties and for the benefit of any third person (including a Governmental Entity), the obligations of such Hampshire Parties thereunder or in connection therewith.

(e)           With respect to all Goods-In-Transit that are imported into the U.S. or Canada by Seller, Buyer shall, upon presentation by Seller of all customary paperwork and delivery to Buyer’s designated location in the U.S. or Canada, promptly pay to Seller the Seller’s actual cost attributable to such Goods-In-Transit with respect to Landed Costs.  With respect to all Goods-In-Transit for which a customer of the Business (or a customer’s freight forwarder) takes possession at a U.S. or Canadian port of destination or foreign port of departure, Buyer shall immediately prior to delivery of such Goods-In-Transit to such customer (or freight forwarder, as the case may be) take title to such Goods-In-Transit, and upon presentation by Seller of all customary paperwork, promptly thereafter pay to Seller the Seller’s actual cost attributable to such Goods-In-Transit with respect to Landed Costs.

Section 6.5                      Books and Records; Personnel.

(a)           Neither Buyer nor Seller nor their respective subsidiaries shall within seven (7) years after the Closing Date or, with respect to tax records within the later of seven (7) years after the Closing Date, or six (6) years of the applicable statute of limitations, as extended, dispose of or destroy any business records or files related primarily to the Business for periods prior to the Closing Date, without first offering to turn over possession thereof to the other Party by written notice at least thirty (30) days prior to the proposed dates of such disposition or destruction; provided that Seller will not be obligated to provide any such information with respect to Excluded Assets.

(b)           From and after the Closing Date, to the extent reasonably required by a Party in connection with the preparation of tax returns or other legitimate purposes specified in writing, each Party shall allow the other Party and its agents access to all business records and files (other than those containing competitively sensitive or privileged information) related to the Business, which relate to periods prior to the Closing Date, upon reasonable advance notice during normal working hours, and each Party shall have the right, at its own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of business.

(c)           From and after the Closing Date, each Party shall make available to the other Party upon written request at the requesting Party’s expense: (i) personnel to assist locating and obtaining, subject to the limitations herein, such records and files for periods prior to the Closing Date; and (ii) personnel whose assistance or participation is reasonably required in anticipation of, preparation for, or the prosecution or defense of existing or future claims or actions, tax returns or other matters in which the Parties do not have any adverse interest.

(d)           Any confidential, proprietary or trade secret information provided under this Section 6.5 may not be disclosed to any third party without the prior consent of the Party initially providing such information.  This obligation of confidentiality shall cease to apply to information that is or enters into the public domain through no breach hereof by the Party receiving such information, or is required to be disclosed as a matter of Law (provided that the Party receiving such information shall give prior notice to the other Party of such requirement and the right to participate in any proceeding regarding such disclosure, and provided further that the Party receiving such information has sought to obtain all available confidentiality protection for such information when disclosed).

Section 6.6                      Non-Compete; Non-Solicitation.

(a)           For the period starting on the Closing Date and ending on the second (2nd) anniversary of the Closing Date (the “Covenant Period”), neither Hampshire Party shall, directly or indirectly (through any Affiliate), on its own behalf or on behalf of any other Person:

(i)
promote, participate, engage in or acquire any interest in any Competitive Business, whether such Party is acting as an owner, officer, director, consultant, shareholder, independent contractor, partner, principal, agent, sole proprietor or controlling person of such Competitive Business or in any other capacity; provided, however, that nothing herein shall prevent any Hampshire Party from owning capital stock in any company whose shares are publicly traded on a national exchange provided that such ownership is less than five percent (5%) of such company’s total shares outstanding;

(ii)
hire or solicit the employment of any Hired Employee or encourage any such Hired Employee to leave employment with Buyer or any of its Affiliates or knowingly participate in any discussion with any Hired Employee of Buyer or any of its Affiliates regarding the possibility of his or her employment by any person or entity other than Buyer or its Affiliates; or

(iii)	except as required by Law, disclose, appropriate or utilize any Intellectual Property assets or confidential information of the Business.

(b)           For purposes of this Agreement, “Competitive Business” means any Person engaged in the business of designing, manufacturing, licensing and distributing women’s moderate sweaters or knit tops for sale in the department or chain store distribution channels, excluding, for the avoidance of doubt, sales to vertical specialty stores to which the Business does not sell any product as of the Closing Date, excluding, for all purposes hereof, the business of Item-Eyes, Inc.

Section 6.7                      Product Claims; Compliance.  Seller shall deliver to Buyer written notice of any product liability claim made or suit filed with respect to the Acquired Inventory, any investigations or directives regarding such products issued by the CPSC or other federal, state, provincial, or local consumer safety agency, and any notices sent by any Hampshire Party to, or received by any Hampshire Party from, the CPSC or other consumer safety agency regarding such Acquired Inventory within seven (7) days of such Hampshire Party’s receipt or promulgation of the claim, suit, investigation, directive, or notice.  Seller immediately shall notify Buyer if any Hampshire Party obtains information reasonably supporting the conclusion that any of the Acquired Inventory may fail to comply with one or more Safety Requirements or may contain a defect that could create a substantial risk of injury to the public as described in 15 U.S.C. 2064, and thereafter shall provide Buyer with timely information regarding further developments with respect to such claim.

Section 6.8                      Notice to Third Parties; Public Announcements.

(a)           After the Closing, at the request of any Party, Seller and Buyer shall send a jointly executed letter to those persons and entities as Seller or Buyer may request notifying such persons or entities of the consummation of the transactions contemplated by this Agreement.

(b)           No Party shall issue a public announcement in connection with the transactions contemplated hereunder without the consent of the other Parties, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange (including the Hong Kong Stock Exchange) or any other applicable securities exchange regulation, in which case the announcing Party shall provide the other Parties with a reasonable advance copy of such announcement or disclosure and consult, if reasonably practicable, with the other Parties regarding same prior to making such announcement or disclosure.

Section 6.9                      Best Efforts.  During the Inventory Sell-Off Period, Buyer shall conduct the business of the Business in a manner consistent with the past practices of the Hampshire Parties as of the date hereof, and use its reasonable best efforts (i) to deliver, ship and sell the Acquired Inventory at prices consistent with the Hampshire Parties’ past practice in the ordinary course of business and (ii) not to take any action that would impair the value of the Receivables; provided, however, that nothing herein shall be deemed to require Buyer to operate the Business in a manner other than in the ordinary course of business consistent with past practice.

Section 6.10                      Further Assurances.

(a)           Each Party shall, from time to time on being reasonably requested to do so by the other Parties, now or at any time in the future, take all reasonable commercial actions and shall cause its respective Affiliates to cause such action necessary to do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the other Parties as the other Parties may reasonably consider necessary for giving full effect to this Agreement and securing to the other Parties the full benefit of the rights, powers and remedies conferred upon the other Parties in this Agreement and the Transaction Documents, including by assisting in any action, suit or proceeding relating to the transfer of the Acquired Assets.

(b)           The Hampshire Parties shall promptly transfer or deliver to Buyer any of the Acquired Assets or proceeds thereof delivered to, or retained or received by, either Hampshire Party after the Closing Date.

(c)           If any receivable or other payments received after Closing relating to the Acquired Inventory or other Acquired Assets is paid to a Hampshire Party, such Hampshire Party shall hold such payments in trust for, and promptly pay over such amount to, Buyer.

(d)           The Hampshire Parties shall as promptly as practicable after the Closing, but in no event more than sixty (60) days thereafter, remove the recorded security interest of Phoenix Home Life Mutual Insurance Company from the records of the USPTO and shall take all action or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to Buyer as Buyer may reasonably request in connection therewith.

ARTICLE VII

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 7.1                      Conditions to the Obligation of Buyer.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction (or waiver by Buyer as of the Closing) of the following conditions:

(a)           (i) the representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date, except to the extent such representations and warranties relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) Seller shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, and (iii) each Hampshire Party shall have delivered to Buyer a certificate dated the Closing Date and signed by such Hampshire Party confirming the foregoing;

(b)           there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any ancillary agreements;

(c)           The Hampshire Parties shall have executed and delivered to Buyer the agreements, instruments and certificates provided for in Section 3.2; and

(d)           all actions to be taken by the Hampshire Parties in connection with consummation of the transactions as specified by this Agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Section 7.2                      Conditions to the Obligation of Seller.  The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction (or waiver by Seller as of the Closing) of the following conditions:

(a)           (i) the representations and warranties set forth in Article V above shall be true and correct in all material respects at and as of the Closing Date, (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, and (iii) Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing;

(b)           there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any ancillary agreements;

(c)           Buyer shall have delivered to Seller the agreements, instruments and certificates provided for in Section 3.3; and

(d)           all actions to be taken by Buyer in connection with consummation of the transactions as specified by this Agreement  and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

ARTICLE VIII

INDEMNIFICATION

Section 8.1                      Indemnification of Seller.  Buyer shall, from and after the Closing, defend and promptly indemnify and hold harmless each Hampshire Party, and his or her attorneys and representatives (collectively the “Seller Indemnified Parties”), from, against, for, and in respect of and pay any and all Losses (as defined below) suffered, sustained, incurred or required to be paid by any such Seller Indemnified Party arising out of or resulting from (a) any breach of any representation or warranty of Buyer contained in this Agreement or in any other Buyer Document, (b) any breach of any covenant or agreement of Buyer contained in this Agreement or any other Buyer Document, (c) any Assumed Liability, or (d) the enforcement by a Seller Indemnified Party of any of its rights under this Section 8.1 or any other covenant contained in this Agreement or any other Buyer Document.

Section 8.2                      Indemnification of Buyer.  Each Hampshire Party shall, from and after the Closing, jointly and severally, defend, indemnify, and hold harmless Buyer, and its officers, directors, stockholders, affiliates, subsidiaries, attorneys and representatives (collectively “Buyer Indemnified Parties”) from, against, for and in respect of and pay any and all Losses suffered, sustained, incurred or required to be paid by any such Buyer Indemnified Party arising out of or resulting from (a) any breach of any representation or warranty of any Hampshire Party contained in this Agreement or any other Seller Document, (b) any breach of any covenant or agreement of any Hampshire Party contained in this Agreement or any other Seller Document, (c) any Excluded Liability, or (d) the enforcement by any Buyer Indemnified Party of any of its rights under this Section 8.2 or any other indemnification covenant contained in this Agreement or any other Seller Document.

Section 8.3                      Procedure.  Any Party (the “Indemnified Party”) seeking indemnification pursuant to this Agreement shall promptly give the Party from whom such indemnification is sought (the “Indemnifying Party”) written notice of the matter with respect to which indemnification is being sought, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim or indemnification obligation.  Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give such prompt notice shall not adversely affect the Indemnified Party’s right to indemnification hereunder except, and only to the extent that, in the case of a claim made by a third party, the defense of that claim is materially prejudiced by such failure.

Section 8.4                      Settlement of Third Party Claims.  In connection with any indemnification claim arising out of a claim or legal proceeding (a “Third Party Claim”) by a person or entity who is not a Party, the Indemnifying Party shall be entitled to control the defense of any such claim, subject to the proviso below, with counsel reasonably acceptable to the Indemnified Party at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense, and such Indemnifying Party shall be entitled to agree to a settlement of, or the stipulation of any judgment arising from, any such Third Party Claim, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party, and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business or otherwise adversely affect its business, including, without limitation, use of any of the Intellectual Property.

Section 8.5                      Definition and Computation of Losses.  For purposes of this Article VIII, the term “Losses” means all damages, awards, judgments, assessments, fines, penalties, charges, diminution in value, costs, expenses and other payments however suffered or characterized, net of insurance recoveries, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all reasonable attorneys’, accountants’, investment bankers’, and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to this Article VIII, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.  Notwithstanding the foregoing, in no event shall Losses include lost profits or punitive, incidental, special and consequential damages.

Section 8.6                      Limitations on Liabilities.

(a)           Notwithstanding anything in this Agreement to the contrary, Buyer will not be entitled indemnification under Section 8.2(a) unless the amount of such Loss exceeds $120,000 (the “Deductible”) in the aggregate, in which event Buyer may be entitled to indemnification for the amount of such Losses exceeding the Deductible.  Any Losses arising out of Seller’s breach of the representation set forth in Section 4.6(f) hereof shall not be subject to the Deductible.  Notwithstanding anything to the contrary herein, the maximum aggregate amount of Losses payable by the Hampshire Parties shall be limited to the Closing Payment (the “Cap”).  Claims for indemnification under Section 8.2(b) shall not be subject to the Deductible or Cap.

(b)           In the event any payment is made in respect of Losses pursuant to this Article VIII, the Indemnitor which made such payment shall be subrogated to the extent of such payment to any related rights of recovery of the Indemnitee receiving such payment against any unaffiliated third third party.

Section 8.7                      Set-Off Against Purchase Price Payments.  Buyer shall be entitled to set-off any amounts owed to it pursuant to this Article VIII against any payments to be made by it after the Closing Date in respect of the Purchase Price.  Any such set-off shall be deemed to have occurred as of the date that Buyer incurred the Losses for which it is entitled to indemnification pursuant to this Article VIII.

Section 8.8                      Survival of Representations, Warranties and Agreements.  All representations and warranties and statements made by Buyer and the Hampshire Parties in this Agreement, any Buyer Document or Seller Document, or in any document or certificate delivered pursuant hereto or thereto shall survive the Closing Date for a period of eighteen (18) months from the Closing Date, and in each case shall be unaffected by any investigation made by or on behalf of any Party, by knowledge obtained as a result thereof or otherwise or by any notice of breach of, or failure to perform under, this Agreement which is not effectively waived in accordance herewith.

Section 8.9                      Exclusive Remedy.  Except for seeking equitable relief, and claims for fraud, the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims arising out of, in connection with or relating to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in this Article VIII, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification or other rights or claims of any nature whatsoever in respect thereof, all of which the Parties waive.

ARTICLE IX

MISCELLANEOUS

Section 9.1                      Fees and Expenses.  Except as otherwise provided in this Agreement, each Party will bear its own direct expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby.

Section 9.2                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:

If to Buyer:	With a copy to:

LF USA INC.	Salans LLP
1359 Broadway, 21st Floor	Rockefeller Center
New York, New York 10018	620 Fifth Avenue
Attn: Ronald Ventricelli	New York, New York 10020
Facsimile: (646) 839-7032	Facsimile: (212) 632-5555

If to Seller:	With a copy to:

Hampshire Group, Limited	Willkie Farr & Gallagher LLP
114 West 41st Street, 8th Floor	787 Seventh Avenue
New York, New York 10036	New York, New York 10019
Attn: Heath L. Golden	Attn: Steven J. Gartner, Esq.
Facsimile: (212) 512-0388	Mark Cognetti, Esq.
Facsimile: (212) 728-8111

Any notice given hereunder may be given on behalf of any Party by its counsel or other authorized representatives.  The address of any Party may be changed on notice to the other Party duly served in accordance with the foregoing provisions.

Section 9.3                      Governing Law; Disputes.  This Agreement shall be construed in accordance with, and governed by, the laws of New York as applied to contracts made and to be performed entirely in the State of New York without regard to principles of conflicts of Law.  Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of New York or any federal court sitting in the City of New York for purposes of any suit, action or other proceeding arising out of this Agreement (and agrees not to commence any action, suit or proceeding relating hereto except in such courts).  Each of the Parties hereto agrees that service of any process, summons, or notice of document by U.S. registered mail at its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court.  Each of the Parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, which is brought by or against it, in the courts of the State of New York or any federal court sitting in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.4                      Waiver of Jury Trial.  Each Party to this Agreement hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, counterclaim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  Each Party to this Agreement hereby agrees and consents that any such claim, counterclaim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties hereto to the waiver of their right to trial by jury.

Section 9.5                      Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, the Confidentiality Agreement and the Transaction Documents are intended to embody the complete, final and exclusive agreement among the Parties with respect to the purchase of the Acquired Assets and the related transactions and are intended to supersede all previous negotiations, commitments, writings, agreements and representations, written or oral, with respect thereto and may not be contracted by evidence of any such prior or contemporaneous agreement, understanding or representations, whether written of oral.

Section 9.6                      Assignability; Binding Effect.  This Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided, however, that Buyer may, in its sole discretion and without the consent of the Hampshire Parties, designate one or more of its Affiliates (each, a “Buyer Designee”) to purchase certain of the Acquired Assets and assume certain of the Assumed Liabilities, and Buyer’s Designee shall be entitled to the benefit of the representations, warranties, covenants and agreements, to the extent applicable, made by the Hampshire Parties in this Agreement or any document or instrument executed and delivered pursuant thereto; provided, that, Buyer shall remain liable for fulfillment of its obligations hereunder.  Additionally, any Party may collaterally assign this Agreement or its rights hereunder in connection with any financing upon prior written notice to the other Parties.  This Agreement and the respective rights, covenants, conditions and obligations of the Parties and any instrument or agreement executed pursuant hereto shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective heirs, successors and permitted assigns and legal representatives.

Section 9.7                      Amendments.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each Party, or in the case of a waiver, the Party waiving compliance; provided, however, that no such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits a waiver or consent by or on behalf of any Party, such waiver or consent shall be given in writing.

Section 9.8                      Severability.  In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained in this Agreement shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by Law.

Section 9.9                      Third-Party Rights.  Nothing in this Agreement, whether express or implied, is intended to confer rights or remedies under or by reason of this Agreement on any persons other than the Parties, each Indemnified Party and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, nor shall any provisions give any third person any right of subrogations over or action against any Party.

Section 9.10                      Certain Interpretative Matters.  There shall be no presumption against any Party on the ground that such Party was responsible for drafting this Agreement or any part thereof, and any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.  The Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.  Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense and vice versa.

Section 9.11                      Execution in Counterparts.  For the convenience of the Parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart evidencing execution by each Party.  Delivery of a facsimile version of one or more signatures to this Agreement shall be deemed adequate delivery for purposes of this Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their respective names by their respective officers duly authorized, as of the date first written above.

BUYER:	SELLER:
LF USA INC.	HAMPSHIRE DESIGNERS, INC.
/s/Richard Darling	/s/ Heath L. Golden
Name: Richard Darling	Name: Heath L. Golden
Title: President	Title: Officer

PARENT:
HAMPSHIRE GROUP, LIMITED
/s/ Heath L. Golden
Name: Heath L. Golden
Title: Chief Executive Officer and President